EXHIBIT 99.1

March 7, 2003

Dear Stockholder:

     Midwest Banc Holdings, Inc. has informed us that the bank regulatory agencies have advised Midwest that they will be delaying the processing of its applications to acquire CoVest Bancshares, Inc. until the completion of the regularly scheduled examination of Midwest Bank which began this week. In light of such delay, your board of directors has decided to cancel the special stockholders’ meeting currently scheduled for March 17, 2003. Instead, we have decided to defer stockholder consideration of this proposed transaction pending Midwest’s receipt of regulatory approvals or evidence that they will be forthcoming.

     We have enclosed for your additional information press releases issued by Midwest and by us, both of which have also been filed with the Securities and Exchange Commission. Thank you for your continued support.

For the Board of Directors,

/s/ JAMES L. ROBERTS
James L. Roberts President and Chief Executive Officer